Exhibit 3.245

ARTICLES OF ORGANIZATION

OF

FLORIDA UNITED RADIOLOGY, L.C.

ARTICLE I – Name:

The name of the Limited Liability Company is: Florida United Radiology, L.C.

ARTICLE II – Address:

The mailing address and street address of the principal office of the Limited Liability Company is: c/o Dr. Reuven Porges, 435 Center Island Drive, Golden Beach, Florida 33180.

ARTICLE III – Duration:

The period of duration of the Limited Liability Company shall be perpetual.

ARTICLE IV – Management:

The Limited Liability Company is to be managed by the members, and the names and addresses of the managing members are:

Dr. Webster Jones, III, 12321 Eagle Trace Boulevard, North, Coral Springs, Florida 33071

Dr. William Julien, 1040 Sandalwood Lane, Weston, Florida 33326

Dr. Shlomo Leibowich, 370 Alexandra Circle, Fort Lauderdale, Florida 33327

Dr. Kathryn Occhipinti, 1424 East Lake Drive, Fort Lauderdale, Florida 33316

Dr. Reuven Porges, 435 Center Island Drive, Golden Beach, Florida 33180

Dr. Maria Rodriguez, 1120 Tyler Street, Fort Lauderdale, Florida 33019

PREPARED BY:

Mike Segal, P.A.

Florida Bar Number 0124779

Broad and Cassel

Miami Center, Suite 3060

201 South Biscayne Boulevard

Miami, Florida 33131

ARICLE V – Admission of Additional Members

Members shall have the right to admit additional members by the vote of two-thirds (2/3) of the equity interests thereof, subject to terms and conditions then imposed by the Members.

ARTICLE VI – Members’ Rights to Continue Business:

The death, retirement, resignation, expulsion, dissolution, bankruptcy, disassociation, or withdrawal of any member, or the occurrence of any other event that terminates the continued membership of any member shall not cause the Limited Liability Company to be dissolved or its affairs to be wound-up and upon the occurrence of any such event, the Company shall be continued without dissolution and without any affirmative action or requirement on the part of the members.

AFFIDAVIT OF MEMBERSHIP AND CONTRIBUTIONS

The undersigned member or authorized representative of a member of FLORIDA UNITED RADIOLOGY, L.C., deposes and says:

1.	The above-named limited liability company has at least two members.

2.	The total amount of cash contributed by the members is: $100.00.

3.	There is no property other than cash contributed by the members.

4.	The amount of cash or property anticipated to be contributed by members is $0.00.

5.	The total amount of 2, 3, and 4 is $100.00.

/s/ Reuven Porges, M.D.
Reuven Porges, M.D., Member

(In accordance with Section 608.408(3), Florida Statutes, the execution of this affidavit constitutes an affirmation under the penalties of perjury that the facts stated hereto are true.)

CERTIFICATE OF DESIGNATION OF

REGISTERED AGENT/REGISTERED OFFICE

PURSUANT TO THE PROVISIONS OF SECTION 608.415 OR 608.507, FLORIDA STATUTES, THE UNDERSIGNED LIMITED LIABILITY COMPANY ORGANIZED UNDER THE LAWS OF THE STATE OF FLORIDA, SUBMITS THE FOLLOWING STATEMENT IN DESIGNATING THE REGISTERED OFFICE/REGISTERED AGENT, IN THE STATE OF FLORIDA.

1. The name of the limited liability company is: FLORIDA UNITED RADIOLOGY, L.C.

2. The address of the registered agent office is: 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131 and the registered agent at that address is: B&C Corporate Services, Inc.

Having been named as registered agent and to accept service of process for the above-stated limit liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position of registered agent.

B&C CORPORATE SERVICES, INC.

By:	/s/ Martha Freeman
Martha Freeman, Assistant Secretary